News Release

2100 Highway 55
Medina, MN 55340-9770
763-542-0500 763-542-0599 fax

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500

POLARIS REPORTS RECORD SALES AND EARNINGS; FIRST QUARTER EARNINGS PER SHARE UP 12 PERCENT

First Quarter Highlights:
•	20th consecutive quarter of increased sales and earnings
•	ATV sales grew 7%, PG&A sales grew 12% and international sales grew 85%
•	Higher gross margins contributed to the improvement in earnings
•	No change in previously issued earnings per share guidance of $4.70 to $4.85 per share for full year 2003
•	Repurchased 690,000 shares of stock during the first quarter

MINNEAPOLIS (April 15, 2003) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income of $0.55 per diluted share for the first quarter ended March 31, 2003, a 12 percent increase over prior year first quarter net income of $0.49 per diluted share. Higher sales volume from all-terrain vehicles (ATVs) and parts, garments and accessories (PG&A) combined with expanded gross margins and positive currency fluctuations contributed to the first quarter earnings increase. Reported net income for the first quarter 2003 was $12.4 million, a seven percent increase over prior year first quarter net income of $11.6 million. Sales for the first quarter 2003 totaled a record $313.9 million, up five percent from the prior year’s first quarter sales of $299.2 million.

(In millions except per share data)

	1st Quarter ended March 31,

	2003	2002	Change

Sales	$313.9	$299.2	5%
Operating income	$16.6	$17.5	-5%
Net Income	$12.4	$11.6	7%
Earnings per share (diluted)	$0.55	$0.49	12%

     “For the 20th consecutive quarter, Polaris achieved increased sales and earnings in a very unpredictable geopolitical environment, an uncooperative U.S. economy and with low snowfall in the North American upper Midwest, the heart of the snowmobile market,” said Tom Tiller, President and Chief Executive Officer. “However, during the quarter we continued to invest in our business with the introduction of new snowmobiles and ATVs and continued to upgrade our distribution while maintaining a strong balance sheet with low debt in these uncertain times.”

     ATV (all-terrain vehicle) sales in the first quarter 2003 continued to grow, increasing seven percent over last year’s first quarter. New products continue to lead the growth in ATVs including the Sportsman 600 and 700 Twins and the all new Predator 500™ which was recently named “Sport ATV of the Year” by three industry publications — ATV Sport and Canada’s ATV Rider magazines along with the 2003 Test Guide publication. Additionally, the Polaris Professional Series continues to develop with first quarter sales of $4.8 million. Sales of the RANGER line of utility vehicles continued its share gains over 2002 and international sales of Polaris ATVs grew 50 percent during the quarter. During the first quarter the company shipped the first units of a new military version ATV, specifically designed for the armed services. The introduction of new products, including the recently introduced Polaris ATP (all-terrain pickup) which allows the consumer to haul more, carry and dump loads and ride on all terrains from turf to rough terrain with the flip of a switch, will continue to help Polaris weather the current uncertainties in the economy.

     Parts Garments and Accessories’ sales increased during the first quarter 2003, showing a 12 percent improvement over the first quarter 2002. The PG&A business was positively impacted by the significant snowfall received in the eastern region of North America late in the riding season. Additionally, sales of ATV related PG&A items continued strong during the quarter. The PG&A business remains focused on adding product offerings to its line-up, improving its overall product quality and continuing to emphasize selling solutions to the customer.

     Sales of Victory motorcycles increased 17 percent during the first quarter 2003 from last year’s first quarter. The increase is primarily attributable to the continued market place acceptance of new product introductions including the all new Vegas which the Company began shipping to dealers in the first quarter 2003. Dealer optimism is high as Victory enters the primary retail selling season for motorcycles which begins in earnest in April.

     Polaris’ Personal Watercraft (PWC) sales declined 49 percent during the first quarter 2003 compared to the first quarter 2002. Shipments of new products, particularly the new MSX personal watercraft platform, are occurring later in the season than in prior years as Polaris transitions to an all new high performance line of personal watercraft, including cleaner and quieter engine technology and a new hull design. PWC sales for the full 2003 year are expected to improve over last year as the excitement around the new MSX platform continues to build.

     Snowmobile sales increased $2.6 million for the first quarter 2003 compared to the first quarter 2002. Changes in the timing of shipments to international dealers resulted in the increase as the international operations in Sweden and Norway transitioned from distributor-based relationships in 2002 to selling direct to Scandinavian dealers in 2003. Retail sales of snowmobiles for the season ended March 31, 2003 were lower than a year ago for both the overall industry and Polaris, a result of yet another winter of little or no snowfall in the prime riding areas of North America. As a result, season ending snowmobile inventories for Polaris dealers are higher than normal, and Polaris snowmobile sales for the full year 2003 are once again expected to decline.

     Gross profit, as a percentage of sales, was 20.6 percent for the first quarter 2003, an improvement from 19.3 percent in the comparable quarter of 2002. The continued improvement in the gross profit margin for the quarter was generated by a number of company initiatives, including efficiency gains from the Roseau facility redesign; changes in the sales mix resulting from the new products introduced over the past several quarters and an increase in higher margin PG&A sales; savings from various cost reduction initiatives; higher margin international sales from transitioning to a dealer direct distribution model in Great Britain, Sweden and Norway and the positive impact of currency fluctuations. These improvements were offset somewhat by a higher level of ATV promotional expenses incurred during the first quarter 2003 compared to the first quarter 2002.

     For the first quarter 2003, operating expenses increased 21 percent to $52.4 million or 16.7 percent of sales compared to $43.5 million or 14.5 percent of sales for the first quarter 2002. This increase was primarily due to initiatives taken to accelerate the design and introduction of new products and improve the dealer channel. Research and development expenses increased 19 percent for the quarter as the Company moved to accelerate the time it takes to design, develop and introduce new products as well as to increase the success rate of new product introductions. Sales and marketing expenses increased 22 percent as the Company markets new products at an accelerated rate and executes on a plan designed to upgrade the distribution network of approximately 2,000 dealers in North America in areas of sales, service, and merchandising.

     Income from financial services increased 37 percent to $4.4 million in the first quarter 2003, up from $3.2 million in the first quarter 2002 primarily due to increases in the retail credit portfolio as the penetration rate of vehicles financed by consumers increased to approximately 34 percent in the first quarter 2003 compared to approximately 14 percent in the first quarter of 2002.

     Non-operating other income increased $1.8 million in the first quarter 2003 when compared to the first quarter 2002 primarily due to the weak U.S. dollar and the resulting positive impact of currency rate fluctuations on the international operations of the Company.

Financial position and cash flow

     Polaris historically experiences the highest demand for cash during the first quarter of each year. Net cash used for operating activities totaled $69.0 million for the first quarter 2003 compared to a net use of cash totaling $11.2 million in the first quarter of 2002. Increases in inventories and accounts receivable related to the new international subsidiaries were the primary reasons for the increase in net cash used for operating activities during the first quarter 2003. The Company’s debt to total capital ratio was 23 percent at March 31, 2003 compared to 17 percent in the prior year’s first quarter.

Share buyback continues

     During the first quarter 2003 the Company repurchased and retired 690,000 shares of its common stock at a cost of $34.0 million compared to 205,000 shares in the first quarter 2002.

Since inception of the share repurchase program in 1996, 8.7 million shares have been repurchased at an average price of $39 per share. The Board of Directors has authorized a cumulative total of 9.5 million shares of Polaris stock to be repurchased, which leaves approximately 800,000 shares remaining to be repurchased.

Conclusion

     Mr. Tiller concluded, “The current geopolitical and economic environment remains uncertain but we are continuing to successfully operate in this environment by leveraging Polaris’ tradition of product innovation and low cost, high quality operations.”

     Today at 9:00 AM CDT Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-1380 in the U.S. and Canada, or 706-679-0834 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 9505378, and on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at polarisindustries.com.

     Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, personal watercraft, Victory motorcycles and the Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     With annual 2002 sales of over $1.5 billion, Polaris is the recognized leader in the snowmobile industry; one of the largest manufacturers of all terrain vehicles (ATVs) in the world; and a leading manufacturer of personal watercraft. Victory motorcycles were established in 1998, represent the first all-new American-made motorcycle in nearly 60 years, and are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2003 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(Summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except for Per Share Data)
UNAUDITED

	First Quarter	First Quarter
	Ended	Ended
	3/31/2003	3/31/2002

Sales	$313,925	$299,169
Cost of Sales	249,318	241,409

Gross profit	64,607	57,760
Operating Expenses
Selling and marketing	25,261	20,691
Research and development	11,315	9,486
General and administrative	15,854	13,273

Total operating expenses	52,430	43,450
Income from financial services	4,373	3,192

Operating Income	16,550	17,502
Non-operating Expense (Income) Interest expense	597	682
Other expense (income), net	(2,461)	(673)

Income before income taxes	18,414	17,493
Provision for Income Taxes	5,985	5,860

Net income	$12,429	$11,633

Basic Net Income Per Share	$0.57	$0.52

Diluted Net Income Per Share	$0.55	$0.49

Weighted average number of common and common equivalent shares outstanding:
Basic	21,655	22,442
Diluted	22,490	23,850

Selected Balance Sheet Data	3/31/2003	3/31/2002

Cash and cash equivalents	$17,950	$41,790
Trade receivables, net	56,442	37,738
Inventories	227,424	179,307
Total assets	626,856	565,434
Accounts payable	114,621	112,974
Borrowings under credit agreement	75,024	51,039
Shareholders’ equity	249,549	243,331

	First Quarter	First Quarter
	Ended	Ended
Business Unit Sales Volumes	3/31/2003	3/31/2002	% change

Snowmobiles	$8,132	$5,530	47%
All-Terrain Vehicles	231,084	215,496	7%
Personal Watercraft	11,631	22,594	(49)%
Victory Motorcycles	14,873	12,663	17%
Parts, Garments & Accessories	48,205	42,886	12%

Total Sales	$313,925	$299,169	5%